Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

amended and restated CERTIFICATE OF INCORPORATION

OF phx minerals inc.

PHX Minerals, Inc. (the “Corporation”), a corporation organized and existing under the Oklahoma General Corporation Act, hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (originally incorporated under the name “Panhandle Royalty Company”) originally filed with the Secretary of State of Oklahoma on December 11, 1978 (the “Certificate of Incorporation”).

2. Section 5.01a. of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is fifty-four million five hundred (54,000,500) shares, divided initially into fifty-four million five hundred (54,000,500) shares of Class A Common Stock, par value $0.01666 per share. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including Preferred Stock (“Preferred Stock”). If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article Five, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

3.This amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary, this 5th day of October, 2021.

/s/ Chad L. Stephens

Chad L. Stephens, President and Chief Executive Officer

ATTEST:

/s/ Ralph D’Amico

Ralph D’Amico, Secretary